Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Enters into Settlement Agreement for all Outstanding Securities Class Action Litigation

Redwood City, California, March 21, 2018 — Avinger, Inc. (Nasdaq: AVGR) (“Avinger” or the “Company”), a leading developer of innovative treatments for peripheral artery disease (PAD), today announced that it has entered into a binding memorandum of understanding to settle the securities class actions pending against the Company and several of its officers and directors. The settlement is subject to final documentation, notice to class members, and approval of the court.

As previously disclosed, Avinger took part in a mediation on this matter on February 8, 2018.  While a settlement was not reached then, the parties continued discussions and they ultimately reached agreement.  The settlement is for a total of $5 million and, if approved by the court, will result in a full release of claims against all defendants. The Company’s total contribution to the settlement fund will be $1.76 million and has been accrued as of the fourth quarter of 2017.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD). Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, CA. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability to settle and timing of resolving the securities class action litigation. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties are described in the section entitled “Risk Factors” and elsewhere in our quarterly Form 10-Q and offering prospectus on Form S-1 filings made with the Securities and Exchange Commission on November 14, 2017 and February 15, 2018, respectively. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACT:

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com